Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Stillwater Growth Corp. I

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)

Equity	Units, each consisting of one share of Class A common stock, $0.0001 par value per share, and one-third of one redeemable warrant(2)	Rule 457(o)	23,000,000 Units	$10.00	$230,000,000	0.0000927	$21,321

Equity	Class A common stock included as part of units(1)	Other(3)	23,000,000 Shares	—	—	—	—

Equity	Redeemable warrants included as part of units(1)	Other(3)	7,666,667 Warrants	—	—	—	—

Equity	Class A common stock issuable upon exercise of redeemable warrants included as part of the units(1)	Rule 457(o)	7,666,667 Shares	$11.50	$88,166,670.50	0.0000927	$8,174

Total Offering Amounts					$318,166,670.50		$29,495

Total Fees Previously Paid							$29,495

Total Fee Offsets							—

Net Fee Due							—

(1)

Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share dividends or similar transactions.

(2)

Includes 3,000,000 units, consisting of 3,000,000 shares of Class A common stock and 1,000,000 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	No fee pursuant to Rule 457(g).